Exhibit 10.59

WARNER CHAPPELL MUSIC, INC.
777 South Santa Fe Avenue
Los Angeles, CA 90021

September 12, 2023

Carianne Marshall
c/o Gang, Tyre, Ramer, Brown & Passman, Inc.
132 S. Rodeo Drive
Beverly Hills, CA 90212
Attn: Donald Passman, Esq.

Dear Carianne:

This letter, when signed by you and countersigned by us (“Company”), shall constitute our agreement (the “Agreement”) with respect to your employment with Company. Company advises you that you have the right to consult with an attorney of your choosing before you sign this Agreement.  You acknowledge and agree that you have been given the time necessary to seek legal advice and counsel, and that your attorney, Donald Passman, Esq., has reviewed and negotiated this Agreement.  You and Company mutually acknowledge and agree that (a) the employment agreement between Company (formerly known as Warner/Chappell Music, Inc.) and you dated March 12, 2018, as amended by the letter agreements dated November 16, 2018 and January 8, 2019 (as amended, the “2018 Agreement”), will terminate by mutual agreement on the date this Agreement is executed in full (the “Execution Date”) and following such termination, this Agreement shall take effect on the Execution Date, and (b) entering into this new Agreement does not violate California Labor Code Section 2855.
1.Position and Responsibilities: Your position shall be Co-Chair and Chief Operating Officer, Warner Chappell Music. Warner Chappell Music’s Operations, Synch, Finance, Administration/IT, Digital, Business Development, Creative Services and Catalogue functions shall report directly and solely to you. Warner Chappell Music’s Company P&L, Business Affairs, Budget Management, Deal Making, M&A, Business Strategy and Priorities & Roadmap functions shall report jointly to you and the Co-Chair and Chief Executive Officer, Warner Chappell Music (currently, Guy Moot).
2.Term: The term of this Agreement (the “Term”) shall commence on the Execution Date and end on March 31, 2028.
3.Compensation:
(a)Salary: During the Term, Company shall pay you a salary at the following rates for the periods specified below:
Period of the Term            Per Annum Salary
Execution Date – 9/30/23        $1,250,000
10/1/23 – 3/31/28            $1,562,500
(b)Annual Discretionary Bonus: With respect to each fiscal year of the Term, commencing with the fiscal year that began October 1, 2022 and ends September 30, 2023 (i.e., the 2023 fiscal year), Company shall consider granting to you an annual bonus (or a pro rata portion thereof for a portion of such fiscal year). Your target bonus with respect to (i) the 2023 fiscal year shall be $1,750,000, and (ii) the 2024 fiscal year and each fiscal year of the Term thereafter shall be

$2,187,500 (or a pro rata portion of such amount for a portion of a fiscal year). The amount of any annual bonus awarded to you shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company (which includes your delivery of certain business and financial objectives) and of Warner Music Group; provided that the amount of any annual bonus awarded to you may be higher or lower than the target amount. Annual discretionary bonuses or pro rata portions thereof, if any, payable to you pursuant to this Paragraph, shall each be paid to you not later than such time as bonuses with respect to the applicable fiscal year are paid to employees of Company generally.
(c)Equity Award: In respect of each fiscal year of the Term in which you are actively employed with Company and so long as the common stock of Warner Music Group Corp. (including any successor or assignee, “WMG Corp.”) is publicly traded, you shall be eligible to receive, in the sole discretion of the Administrator of WMG Corp.’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), one or more “Awards” as defined under, and to be granted to you pursuant to, the Plan. The aggregate annual pre-tax, grant date target value of any Awards granted to you in each such fiscal year shall be $1,500,000, with the number of shares of WMG Corp.’s Class A common stock covered by such Award(s) determined by the closing share price of WMG Corp.’s Class A Common Stock on a date or dates selected by the Administrator. The actual pre-tax grant date value of Award(s) granted to you in any fiscal year may be lower than the target amount and will be determined by the Administrator in its sole discretion based on factors determined by the Administrator, which may include the strength of your performance and the performance of WMG Corp. in respect of such fiscal year. Any annual Awards that you may be eligible to receive in respect of any fiscal year are expected to be granted in the same fiscal quarter as annual Awards are generally granted to other executives of Company and its affiliates (which is expected to be in January of the next fiscal year), unless otherwise determined by the Administrator. The terms and conditions of any Award, including vesting requirements, active employment on the grant date and treatment of Awards upon termination of employment, shall be determined in the sole discretion of the Administrator and be subject to the Plan and individual “Award Agreements” in forms approved by the Administrator.
(d)Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.
4.Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you shall not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that you shall not be precluded from personally, and for your own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than three percent (3%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market. In addition and notwithstanding the foregoing, to the extent such activities do not conflict or interfere with the performance of your duties hereunder, you shall not be precluded from

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maintaining your less than five percent (5%) passive ownership interest in Songs Music Publishing which currently only holds interests in a music supervision company (or, in the event Songs Music Publishing divests or otherwise spins off such music supervision company, a less than five percent (5%) passive ownership interest directly in such music supervision company) (the “Music Supervision Company”); provided further that (a) you shall not render any management or advisory services to the Music Supervision Company or Songs Music Publishing or to any of their respective affiliates (collectively, the “Music Parties”) without the prior written consent of Warner Music Group’s Conflicts Committee, and (b) other than in connection with pitching, negotiating and licensing the use of musical compositions from Company’s catalog to the Music Supervision Company or its clients, (i) you shall not solicit, encourage, facilitate or participate in any business between Company, its subsidiaries or affiliates, or any of their respective artists or songwriters (collectively, the “WMG Parties”), on the one hand, and a Music Party, on the other hand, without the prior written consent of Warner Music Group’s Conflicts Committee, and (ii) you shall provide written notice to the senior executive officer to whom you report and the General Counsel of Warner Music Inc. in the event you become aware of any business or potential business between any WMG Party and any Music Party.
5.Reporting: You shall at all times report solely and directly to and work solely under the supervision and direction of the Chief Executive Officer of Warner Music Group (currently, Robert Kyncl); provided that you and the Co-Chair and Chief Executive Officer, Warner Chappell Music, shall at all times report to the same senior executive officer. You shall perform such duties consistent with your position as you shall reasonably be directed to perform by such senior executive officer.
6.Place of Employment: The greater Los Angeles metropolitan area. You shall render services in the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.
7.Travel and Entertainment Expenses: Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during the Term in the performance of your services hereunder in accordance with Company’s policy for executives at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require. You shall be entitled to travel in accordance with Company’s policies for executives at your level; provided that any exceptions to Company’s T&E policy will be considered in good faith, subject to prior approval from the senior executive officer to whom you report pursuant to Paragraph 5.
8.Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. You shall also be entitled to vacation (with pay) during the Term in accordance with Company’s policies with respect to vacations for employees, which vacation shall be taken at reasonable times to be approved by Company. In addition, during the Term, you shall be entitled to paid time off with respect to any periods during which time off is provided to employees of Company generally (e.g., Company holidays and Christmas/New Year’s week if Company closes its office during such period).

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9.Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of five (5) consecutive months or more or for shorter periods aggregating five (5) months or more in any twelve-month period, Company shall have the right (before the termination of such incapacity), at its option, to terminate this Agreement with no consequence, except if such termination would be prohibited by law. Upon termination of this Agreement pursuant to the foregoing, you shall continue to remain employed by Company as an at-will employee. In the event your at-will employment with Company subsequently terminates, Company shall pay to you the Basic Termination Payments (as defined below); and in the event such termination is by Company other than for Cause (as defined below), subject to your execution of a Release (as defined below) within the time period set forth in such Release, Company shall also pay to you the Prior Year Bonus and the Pro-Rata Bonus (each, as defined below). In the event of your death during the Term, this Agreement shall automatically terminate except that Company shall pay to your estate the Basic Termination Payments, the Prior Year Bonus and the Pro-Rata Bonus.
10.Termination by Company for Cause; Termination by You for Good Reason.
(a)Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment and this Agreement for Cause, such Cause to be specified in the notice of termination. Only the following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances or a felony, unless prohibited by applicable law; (iii) breach of any material representation, warranty or covenant contained in this Agreement; (iv) violation of Company’s written policies of which you are made aware, including those described in Paragraph 17(b), as determined by Company in good faith; and (v) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination. In the case where a cause for termination described in clause (iii), (iv) or (v) above is susceptible of cure (as determined by Company in good faith), and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such Cause for termination to the reasonable satisfaction of Company within fifteen (15) business days after the date of such notice, termination shall be effective upon the expiration of such fifteen-business-day period, and if you cure such Cause within such fifteen-business-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof. In the event of the termination of your employment pursuant to this Paragraph 10(a), this Agreement shall automatically terminate except that Company shall pay to you the Basic Termination Payments.
(b)Termination by You for Good Reason:
(i)    For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in your title shall have been put into effect; (B) you shall have been required to report to anyone other than as provided in Paragraph 5 hereof; (C) Company fails to pay to you any monies due hereunder in accordance with

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applicable law; (D) Company requires you to relocate your primary residence outside the greater Los Angeles metropolitan area in order to perform your duties to Company hereunder; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(e).
(ii)    You may exercise your right to terminate your employment and this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate your employment and this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified Good Reason within such thirty-day period, you shall not be entitled to terminate your employment and this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.
11.Consequences of Breach by Company or Non-renewal:
(a)In the event of a Special Termination (as defined below) of your employment, your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Special Termination Payments (as defined below), and in the event of a Qualifying Non-renewal (as defined below), your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Non-renewal Payments (as defined below); provided Company shall cease making Termination Payments (as defined below) if you do not deliver the signed Release within the time period set forth in the Release. In addition, in the event of a Special Termination or Qualifying Non-renewal, Company shall pay to you the Basic Termination Payments, and subject to your execution of a Release within the time period set forth in such Release, the Prior Year Bonus and Pro-Rata Bonus. Special Termination Payments and Non-renewal Payments are sometimes herein referred to as the “Termination Payments.”
(b)The “Basic Termination Payments” shall mean any accrued but unpaid salary, accrued but unused vacation pay in accordance with Company policy, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued and vested but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates (the “Termination Date”). Basic Termination Payments shall be paid to you in accordance with Company policy or in accordance with the terms of the applicable plan.
(c)A “Release” shall mean a mutual release agreement in Company’s standard form as negotiated in good faith, which shall include (i) a release by you of Company from any and all claims which you may have relating to your employment with Company and the termination of such employment (excluding any indemnity claims to the extent set forth in Paragraph 15) and (ii) a release by Company of you from any and all claims which Company may have relating to your employment with Company and the termination of such employment.
(d)A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraph 9 or 10(a), or (ii) you terminate your employment pursuant to Paragraph 10(b).

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(e)“Special Termination Payments” shall mean the greater of (i) the Severance Amount (as defined below) and (ii) an amount equal to eighteen (18) months’ salary at the per annum salary rate payable to you hereunder as of the Termination Date.
(f)A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates or (ii) Company offers you continued employment with Company or one of its affiliates at a salary lower than your salary as in effect on the last day of the Term, and you decline such offer and elect to terminate your employment with Company.
(g)The “Non-renewal Payments” shall mean the greater of (i) the amount of severance pay (the “Severance Amount”) that would have been payable to you under Company policy as in effect on the Termination Date had you not been subject to an employment agreement with Company, and (ii) an amount equal to twelve (12) months’ salary at the per annum salary rate payable to you hereunder as of the Termination Date.
(h)Any Termination Payments payable to you under Paragraph 11(e) or (g) shall be made by Company in accordance with its regular payroll practices by payment of such Termination Payments at the same per annum salary rate as was in effect as of the Termination Date for the applicable period as is necessary to cause the full amount due under such Paragraph to be paid (the “Payment Period”); provided that if the total Termination Payments payable to you exceed an amount equal to fifty-two weeks of your salary, then the Termination Payments payable to you shall be made in equal periodic payments to you (at such times as Company makes payroll payments to its employees generally) during the fifty-two-week period immediately following the date on which your employment terminates. In addition, such Termination Payments shall commence on the next possible pay cycle following the later of the Termination Date and the date your Release is effective and nonrevocable (the “Release Effective Date”); provided that if your Release consideration period (together with the revocation period, if any) spans two calendar years, then Termination Payments shall not commence until the second calendar year even if your Release is fully executed and irrevocable in the earlier year; provided further that Company shall cease making Termination Payments if you do not deliver the signed Release to Company within the time period set forth in the Release.
(i)In the event you elect not to execute and deliver a Release within the time period set forth therein in connection with a Special Termination or a Qualifying Non-renewal, Company shall only be obligated to pay to you the Basic Termination Payments. Following the delivery of an executed Release pursuant to this Paragraph 11, you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts payable to you under this Paragraph 11 with respect to any compensation or fees received by you from any employment obtained or consultancy arrangement entered into by you.
(j)In the event of a Special Termination or a Qualifying Non-renewal, during the period commencing immediately following the Termination Date and through the last day of the calendar month in which the Termination Date occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage under the group insurance plan maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans, to the extent that you had elected for such coverage prior to the

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Termination Date. Following the Benefits Period, you may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), at your expense, to elect to continue your and/or your dependents’ Benefits Coverage for such additional period of time as is required under COBRA. Further information regarding COBRA coverage, including enrollment forms and premium quotations, shall be sent to you separately.
(k)In the event you resign from your employment hereunder prior to the expiration of the Term other than for Good Reason, without limitation of other rights or remedies available to Company, Company shall have no further obligations to you under this Agreement or otherwise, except for the Basic Termination Payments. In the event you resign from your employment upon or after the expiration of the Term (other than in connection with a Qualifying Non-renewal), Company shall have no further obligations to you under this Agreement or otherwise, except for the Basic Termination Payments and the Prior Year Bonus.
(l)The “Prior Year Bonus” shall mean any awarded but unpaid annual bonus pursuant to Paragraph 3(b) for the most recently completed fiscal year prior to the Termination Date.
(m)The “Pro-Rata Bonus” shall mean, with respect to the fiscal year in which the Termination Date occurs, a pro rata portion (based on the portion of such fiscal year during which you rendered services to Company) of an annual bonus for such year pursuant to Paragraph 3(b), determined in good faith by Company, taking into account factors including Company’s discretionary annual bonus pool for such fiscal year, the strength of your performance and the performance of Company and of Warner Music Group.
12.Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of Paragraphs 12 and 13 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (a) with Company’s prior written consent; (b) as required by law or judicial process or as permitted by law for the purpose of reporting a violation of law; (c) to your professional advisors to the extent reasonable and necessary; or (d) if such information is widely known to the general public other than as a result of a breach by you of your obligations hereunder. However, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, nothing in this Agreement prevents you from making any statement or engaging in any activity to the extent protected by the National Labor Relations Act. You shall deliver promptly to Company upon termination of your employment, or at any time as Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book. However,

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nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
13.Non-Solicitation: While you are employed by Company and for a period of one year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) induce (or attempt to induce) a breach or disruption of the contractual relationship between Company (or a label distributed by Company) and any recording artist (including a duo or a group), publisher or songwriter (including a recording artist or songwriter who has contracted through a furnishing entity) (“Company Artist”); (b) use Company’s trade secrets or confidential information to solicit, induce or encourage any individual who at the time is, or who within the one-year prior period was, a Company Artist to end its relationship with Company or to enter into an exclusive recording or music publishing agreement with any other party; or (c) solicit, induce or encourage any individual who at the time is, or who within the six-month prior period was, an employee of Company in the United States to leave his or her employment or to commence employment with any other party (excluding your then-current administrative assistant).
14.Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services. This Paragraph is not intended to require assignment of any invention that would conflict with California Labor Code Section 2870.
15.Indemnity: Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties hereunder; provided that: (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.
16.Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested or via email as follows:

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TO YOU:	TO COMPANY:

Carianne Marshall Address on file with Company With a copy to: Gang, Tyre, Ramer, Brown & Passman, Inc. 132 S. Rodeo Drive Beverly Hills, CA 90212 Attn: Donald Passman, Esq.	Warner Chappell Music, Inc. c/o Warner Music Inc. 1633 Broadway New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.
17.Miscellaneous:
(a)Representations and Warranties: You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that your execution of and performance under this Agreement is not a violation or breach of any other agreement; and (iii) you have not disclosed to Company or any officer or other affiliate of Company any proprietary information or trade secrets of any former employer. You further covenant that you shall not enter into any other agreements (including an extension or amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.
(b)Company Policies: You acknowledge and agree that while you are employed hereunder you shall comply with Company’s Code of Conduct (or any successor document) and other corporate policies including the requirements of Company’s compliance and ethics program, each as in effect from time to time, of which you are made aware.
(c)Remedies: You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but without limitation, the provisions of Paragraphs 4, 12, 13 and 14), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.
(d)Complete Agreement: This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings, including the 2018 Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by

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or liable for any alleged representation, promise or inducement not herein set forth.
(e)Execution in Counterparts: This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
(f)Severability: If any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or the application of any provision of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.
(g)Assignment: The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. By operation of law or otherwise, Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company or any direct or indirect parent of Company.
(h)Amendments: This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(i)Surviving Provisions: Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration or termination of this Agreement. Upon the expiration of the Term, the continuation of your employment (if applicable) shall be deemed “at-will.” Accordingly, upon the expiration of the Term, your employment with Company shall not be subject to a defined term, but rather, you may terminate your employment with Company at any time and for any reason and Company may terminate your employment at any time and for any reason. In the event of the expiration or termination of this Agreement for any reason, only the provisions of Paragraphs 12, 13, 14, 15, 16, 17 and 18 shall survive and all other provisions of this Agreement, including the provisions relating to Special Termination Payments, shall be of no further force or effect; provided that the provisions of Paragraph 11 shall survive the expiration or termination of this Agreement pursuant to a Special Termination or Qualifying Non-renewal and the provisions of Paragraph 9 shall survive the termination of this Agreement by reason of your death or termination by Company thereunder. Nothing contained in this

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Agreement shall be construed to impose any obligation on Company to renew this Agreement.
(j)Governing Law: This Agreement shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of California, located in Los Angeles County.
(k)Withholding and Taxes: All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, including medical and other insurance premiums.
(l)Interpretation: The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (i) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (ii) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
18.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”) and shall be interpreted in a manner intended to comply with Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “Specified Employee” as defined in the Warner Music Group Corp. Section 409A Specified Employee Policy as then in effect, payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service shall be delayed (without any reduction in such payments or benefits ultimately paid or provided to you) to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A until the first payroll following the six-month anniversary of your separation from service, at which point all payments delayed pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the imposition of any accelerated or additional taxes, interest or penalties under Section 409A, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. For the avoidance of doubt, any continued health

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benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A and, as such, shall not be subject to delay pursuant to this Paragraph.
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If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER CHAPPELL MUSIC, INC.

By: /s/ Paul Robinson
Name: Paul Robinson

Accepted and Agreed:

/s/ Carianne Marshall
Carianne Marshall

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